MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

MARVEL ENTERPRISES, INC.

Moderator: Peter Cuneo

September 06, 2005

10:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by and welcome to the Marvel Enterprises Film Fund conference call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

As a reminder, this conference is being recorded Tuesday, September 6, 2005.

I would now like to turn the conference over to Mr. Peter Cuneo. Please go ahead, sir.

Peter Cuneo:

Thank you very much and thank you all for joining us this - today. We recognize that this kind of tough timing right after Labor Day weekend and then we gave you just a very short notice, however, this has been a very complex but also very unique deal and it had its own timing.

So again we apologize, but we’re very happy to be able to communicate with you today.

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

The Marvel Executives joining me today on the call are Avi Arad, David Maisel, Ken West and John Turitzin.

Ken West will make a few brief comments and then we’ll open the floor to questions and answers. But before we do that, David Collins will read our Safe Harbor statement.

David Collins:	Some of the statements that the company will make on this conference call, such as statements of the company’s plans, expectations, and financial guidance are forward-looking.

While forward-looking statements reflect the company’s good faith beliefs, they are not guarantees of future performance and involve risks and uncertainties, and the company’s actual results could differ materially from those discussed on this phone call.

Some of these risks and uncertainties are described in today’s news announcement and the company’s filings with the Securities and Exchange Commission, including the company’s report on Form 8-K filed this morning, and the company’s other reports on Forms 8-K, 10-K and 10-Q.

Marvel assumes no obligation to publicly update or revise any forward-looking statement.

Peter Cuneo:	Thanks, David.

The agreements that we announced today are, I think it’s not too dramatic to say are truly transforming initiatives for Marvel and they really represent the next logical step in our corporate evolution as an entertainment company. And

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

reflecting this key strategic step, Marvel will change the company’s name to Marvel Entertainment, Inc.

I’d now like to turn the call over to our Chief Financial Officer, Ken West.

Kenneth West:	Thank you, good morning.

As Peter indicated, the launch of Marvel’s own film slate is an exciting event for the company and features a structure that offers several key benefits I will quickly highlight.

First, $525 million credit facility is a unique structure that is secured only by the theatrical motion picture rights of ten characters. Let me emphasize that the borrowings are non-recourse to Marvel Enterprises and its other subsidiaries.

Second, the structure substantially improves Marvel’s potential financial returns for each project. Most importantly, Marvel will recognize the full profitability from all revenue streams, that is after film cost, distribution fees, marketing and interest are recouped.

In addition, the company will retain 100% of merchandise license revenues versus paying a share to studios as under our existing license deals.

Third, this new structure provides Marvel with complete creative control and more control on release timing which has helped maximize returns to all of Marvel’s complementary businesses.

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

While the results of our newly created wholly-owned film slate subsidiary will be fully consolidated with the operating results of Marvel, Marvel remains sheltered from the bulk of the cash risk from its operations.

However, unlike Marvel’s existing license model, in the event of an under-performing release, Marvel’s consolidated results would reflect any losses, although non-cash. All film development and production cost will be capitalized on the balance sheet until a film’s theatrical release, at which time results will be reflected in Marvel’s consolidated income statement.

This methodology is similar to that used by other companies such as Pixar and DreamWorks Animation. As indicated in the release, the film fund consists of a $465 million revolving senior bank debt facility which has received an investment-grade rating and has been insured through Ambac raising its rating to AAA.

The coupon on the senior debt facility is LIBOR plus 163 basis points.

The second component is $60 million in mezzanine debt and carries a coupon of LIBOR plus 700 basis points.

Advances will first come from the mezzanine facility and upon its full draw-down, subsequent advances will be made from the revolving senior debt. All interest and deal costs will be borrowed from the facility and thus will be non-cash to Marvel.

Now for guidance. Costs for this facility of roughly $9 million of mostly non-cash incremental expenses will directly impact our results for the remainder of 2005. We expect that roughly $3 million of this will fall into this current third quarter 2005 with the balance in the fourth quarter.

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

Net of tax effect, these elements are expected to reduce our 2005 net income and earnings per share by approximately $5.5 million and 6 cents per share, respectively. Accordingly, we are revising our fiscal ‘05 guidance to reflect these costs.

While our net sales guidance remains unchanged at $370 to $390 million, our updated net income and earnings per share guidance for 2005 is now $111 million to $120 million and diluted earnings per share of $1.01 to $1.06 per share.

Our previous net income and EPS guidance was $117 to $126 million and diluted earnings per share of $1.07 to $1.12 per share, respectively.

Though we have not yet provided guidance for 2006, we currently estimate that interest and fee amortization related to the film fund will amount to approximately $15 million pre-tax in 2006. Once again, this will be a non-cash expense.

Additionally, incremental overhead related to ramping up Marvel studio operations is expected to amount to less than $5 million per year.

Peter, back to you.

Peter Cuneo:	Thanks, Ken.

Before we move to Q&A, we want to update our investors on the status of the Marvel analyst meeting.

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

Given the recent conclusion of this film slate financing and today’s overview call, we determined that we will postpone our analyst day presentations from this fall until March or April of next year. We believe that this time it will provide us with more time to develop and solidify our film fund activities and that’ll make our discussions more constructive.

It’ll also provide us with substantially more visibility on the outlook for 2006. We do plan, however, to initiate initial guidance on 2006 in conjunction with our third quarter conference call in late October of this year.

With that, I’d like to open the floor to questions on today’s comments.

Operator, do you have a call - a question?

Operator:	Thank you.

Ladies and gentlemen, if you would like to register for a question, please press the 1 followed by the 4 on your telephone. You’ll hear a three-tone prompt to acknowledge your request.

If your question has been answered and you’d like to withdraw your registration, simply press the 1 followed by the 3. If you’re using a speakerphone, please lift your handset before entering your request.

One moment please for the first question.

And our first question comes from the line of Lowell Singer of SG Cowen. Please proceed with your question.

Lowell Singer:	Thanks, good morning. Actually I have two questions.

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

Can you talk first how you’re - about how you’re going to manage your films with the films that other studios are still producing, whether it’d be subsequent Spider-Man sequels or other films, how you manage the release windows?

And second, on the Paramount side, will they be funding P&A? Will you be paying that yourselves, and is that a cumulative pool or is it film-by-film in terms of your repay - or Paramount recouping the P&A?

Thanks.

Peter Cuneo:	On the first question, Lowell, we’d ask Avi Arad to respond to that.

Release windows, Avi.

Avi Arad:

Okay. It’s totally normal in the film business to obviously have an extensive schedule. Our deal with Paramount provides us windows that belong with tent pole films, the kind of films that Marvel makes.

There is ample room in the summer, in the holiday for us to juggle around the dates vis-à-vis our other commitments with other studios. It’s just totally normal course of business.

We just announced, for example Ghost Rider moving to July 14 -- if you remember it was on the boards as an August movie. So we feel very comfortable that because of the value of the franchise and the value of these characters and the value of these movies, no studio will want to step on each other's toes when it comes to releasing this level of movies.

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Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

Kenneth West:	Lowell, your second question related to Paramount spending on P&A and Paramount will be responsible wholly for the expenditure of P&A, and that will be non-crossed, therefore on a film-by-film basis.

Lowell Singer:	And do they commit to certain levels based on what you’re spending on the film?

Avi Arad:

Yes. There are sort of acceptable levels of P&A based on when you release the movie, the level of the franchise, and the level of the budget, and Paramount will spend P&A in accordance to the budgets of the movie and the time of release.

And what is considered industry standard to open and sustain a movie of that nature; same thing will happen on the DVD release.

Lowell Singer:	Okay, thank you very much.

Operator:	And our next question comes from the line of Alan Gould of Natexis Bleichroeder.

Please proceed with your question.

Alan Gould:	Thank you, I’ve got two questions.

First with respect to - it looks like you’re keeping free television rights. How many of your movies to date have you sold to free TV and how much average have you received?

And secondly, in terms of the asset test, I know your average film has done about $150 million at the domestic box office, what would your first - just to

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

look at a downside risk, what would your first four films have to do at the box office for you to have a problem with the asset test?

Peter Cuneo:	Okay, I think the first question was our history with selling free TV. And Avi, do you want to talk about that?

Avi Arad:	Well free TV until now was handled by the Studios obviously. And our movies traditionally, because they’re family movies in the PG-13 area, fetched a sizable amount of money.

I cannot break it down for you because when the Studios sell free TV, they sell it in packages that contain more than one movie. But when we get this accounting from them which is obviously confidential, we feel very comfortable that we are top of the food chain.

These movies are meant to - if you turn your sets on and you see between cable and free TV constant feeding of Marvel characters in the movies.

Alan Gould:	Yeah, but Avi, they have to give you what your TV was. And I’m not asking on an individual film, can you just give me an average of what your films have done? Is it....

Avi Arad:	Well, it depends.

Alan Gould:	...$8 million, $10 million, $15 million?

Avi Arad:

Well it’s higher than that. It’s higher than that, without going into details. Obviously Spider-Man will get one end of the spectrum, X-Men will be below that, the Hulk and Fantastic 4 will be up there, again. It’s a family movie so it’s way higher than the $10 million you mentioned.

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

Alan Gould:	Okay. Thank you.

Peter Cuneo:	Asset test.

Operator:	And once again ladies and gentlemen, to register for a question, simply press 1, 4 on your telephone. And...

Peter Cuneo:	Before we do that, we didn’t answer the second part of the question on the asset test.

David?

David Maisel:

Yeah, the asset tests that are in a facility like this are complicated and obviously depend upon many variables; not just box office performance, but the budget of the movie and the advertising spend and so on.

The simple answer to the question and about the most we could say today is that we set up these tests so that Marvel will, in all cases, have the ability to make at least four movies before (in your downside scenario) a test could have an impact on the activity.

Alan Gould:	Okay, thank you.

Operator:	And our next question comes from the line of Gordon Hodge of Thomas Weisel Partners.

Please proceed with your question.

Gordon Hodge:	Yes, good morning.

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

Question, you - looks like you elected to make - to keep the distribution rights for Japan, Germany, Australia, Spain, and France and I’m just wondering why and then whether you would therefore be planning to spend the marketing in those territories or would you be looking for a partner? And then if you could talk about what the cost of the insurance is to get the Triple A rating, that’d be great.

Thanks.

David Maisel:

On the - first on the territories, the question was why and then who would be spending the P&A? The decision to retain the five territories and to sell those ourselves was made in combination with Merrill Lynch and our lenders and determined to be the best structure overall for us to raise this kind of financing and raise it all debt, without having to give any equity upside. So it’s part of the overall structuring of the facility.

Secondly, we will expect that our partner in those territories who we sell it to will be responsible for all the P&A in those territories, so Marvel will not be responsible for P&A even in the U.S. or any of the foreign territories to be clear.

And your third question - could you repeat it please?

Gordon Hodge:	Yeah, just curious what the cost of the insurance.

David Maisel:	The...

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

Kenneth West:

The cost associated with the Ambac insurance is predicated as a vig, included in the rates that we mentioned before, plus there’s an element of an annual minimum which aggregates in excess of $3 million per year.

Gordon Hodge:	So $3 million a year and then - and then -- I’m sorry - then the - whatever other cost would be reflected in the LIBOR plus.

Kenneth West:	The LIBOR plus 163 includes an element associated with the fees that are being earned by Ambac subject to an annual minimum in excess of $3 million per year. Hopefully that clarifies.

Gordon Hodge:	Yup, great, thanks.

Kenneth West:	Right.

Operator:	And our next question comes from the line of Robert Routh of Jefferies.

Please proceed with your question.

Robert Routh:	Yeah, good morning guys and congratulations on getting this done.

I just have two quick questions.

First, I was wondering if you could comment on what controls and procedures that the company has or will be putting in place to ensure that the movie spending is really under control and that not too much is spent on a given production or too less to ensure the maximum rate of return on the investment.

And second, I’m wondering if you could comment on the tax shield whether or not the interest you will be incurring is tax deductible to Marvel

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

Entertainment or whether you will not get any tax benefit as a result of this facility you put in place.

Kenneth West:

Rob, this is Ken. With respect to the controls, in light of Sarbanes-Oxley, we are currently working on developing various controls to oversee all the spending associated with the new activities for Marvel Studios. We’ll report on that much more clearly as time completes or time progresses.

And as far as spending and limits on spending, we’ll also most likely go forward with completion bonds on those films.

And you had a question associated with the tax benefits or detriments associated with this, again, any economic attributes of the performance of these films will inure to our consolidated tax return.

So we’ll get current benefits or pay taxes on its current income -- both ways.

Robert Routh:	Okay, great.

And just one follow-up that’s more clarification, you mentioned, you know, that this is a Pixar type deal, so the P&A is never going to hit your P&L, which is great from a net income perspective, but with Paramount doing the distribution, have you made any comments as far as what the distribution fee is?

Peter Cuneo:	No. Rob, as you know, there are - many of our deals we have confidentiality clauses in them and we don’t reveal specific numbers and that certainly would be the case with the Paramount agreement.

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

Robert Routh:	Okay. So we can’t look at Pixar or DreamWorks and just look at those numbers, we just kind of have to guesstimate?

Peter Cuneo:	You just have to guesstimate.

Robert Routh:	Fair enough. Thanks a lot.

Peter Cuneo:	Okay.

Operator:	And our next question comes from the line of Barton Crockett of JP Morgan.

Please proceed with your question.

Barton Crockett:	Okay, great.

I wanted to understand a couple of things a little bit more clearly with the expenses attached to this. I think you were mentioning in the preamble there, on the – about $5 million of incremental operating expense, but I thought that the movie slate operations was also reimbursing Marvel for that operating expense, so I’m a little bit confused here in terms of what you’re expensing there and if you could sort of walkthrough the timing of when you’re expensing the development cost I guess and then when you’re getting re-...compensated for that and how this is going to flow through the income statement, I assume maybe one precedes the other.

And then secondly, in terms of the interest expense that you’re accruing here, I was wondering if you could sort of walk through the timing of when you would actually be drawing money that you’ll be paying interest on and you know, and the timing of when you’d be actually paying cash interest versus

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

the non-cash stuff that I think - that I guess you said that you’re accruing immediately here.

So I’ll leave it there. Thank you.

Kenneth West:

Okay. With respect to the cost that we - that I had mentioned earlier in my previous notes, those are incremental expenses, those are P&L charges for the current year. A portion of those are being financed through the borrowing because they relate to the deal costs which have been borrowed and interest on those, others are incremental costs associated with the ramping up which I also mentioned.

As far as when we would expect to have other cash interest paid, that’ll be very much dependent on the timing of spending on script developments and green-lighting those films. And also all interest until we get to a further development point will be borrowed directly from borrowing against the facility.

Barton Crockett:	Okay, all right, I guess that’s fine for now.

And then just as a follow-up here, could you explain the process you’re going to go through in terms of deciding which movies are going to lead off the development slate. You’ve got a series of characters here and how you’re going to choose which ones to start with?

Peter Cuneo:	Avi?

Avi Arad:

Yeah. The process, obviously once this thing is closed, the race begins. And what it means to us is lining up the creative talent and setting up scripts in place. And as this process gets going, the scripts that are ready will go first.

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Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

It’s sort of a horse race. We have ideas in mind, obviously we’ve been thinking about it for a long time, but we didn’t commission writers.

And once a script is in hand even the first draft, we can start figuring out which one is ahead of the pack and we absolutely will make the movies by the quality of the script and which one is ready to go because they’re valuable franchises and we want to make sure we are successful.

Barton Crockett:	Okay, fine, I’ll leave it there. Thank you.

Operator:	And our next question comes from the line of Craig Bell of Southwest Securities.

Please proceed with your question.

Arvind Bhatia:	Hi it’s Arvind Bhatia. Good morning guys.

Peter Cuneo:	Good morning.

Man:	Good morning.

Arvind Bhatia:	Congratulations on getting this done.

My first question is you talked about going direct in certain territories, can you give us a rough idea of what those territories collectively represent for a typical movie that Marvel has done in the past in terms of, say percentage of the box office?

And then, I don’t know if you addressed that early on, I missed the early part of the call, the green-lighting - you know, the expenses prior to green-lighting

MARVEL ENTERPRISES

Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

of a project, what sort of expenses, you know, are we talking about here? You know, can you just give us some level of understanding there?

Kenneth West:

I’ll take the second question first and that is the expenses that we’re talking about prior to green-lighting, to the extent we’re developing scripts, those costs will be initially capitalized as I mentioned in my earlier remarks.

Any other incremental expenses that the business takes on, that are general in nature, not related to the direct production of a film, would be expensed as incurred as additional overhead of Marvel as an entity.

David, on the other?

David Maisel:	I think your question was what percent of the box office might these five territories represent in past Marvel films, is that correct?

Arvind Bhatia:	Yes.

David Maisel:	Without getting into the specifics in terms of the numbers, I think a couple of statements there.

One is, as you probably know, Marvel films do very well internationally outside of the US and normally we do as well or sometimes even better than we might do in the US.

These five territories are five of the larger territories worldwide and so I don’t - I think we might have to get back to you on an exact percentage of revenues that these were in past movies. But it would be a significant percentage of the international revenues, probably not more than half of the international, but a significant percentage of the international box office.

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Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

Arvind Bhatia:	Should we say something like 25% to 50%? Would that be a - I know it’s wide range, but is that reasonable?

David Maisel:	We will have 25% to 50% of international?

Arvind Bhatia:	Correct.

David Maisel:	Are you saying?

Arvind Bhatia:	Yeah.

David Maisel:	That’s probably the right range for those five territories.

Arvind Bhatia:	Got it.

And one last question if I may, can we look at this new strategy and talk in terms of hypothetical movie and the earnings that you might have generated, you know, under the old strategy versus the new strategy?

Can we talk in generalities of the magnitude of increase that we might see? You know, is it a 2X, 3X kind of increase that we are going to see from again a hypothetical movie? And I know that there are a lot of moving parts; production cost and advertising and bunch of other things but, in general, what does it do for Marvel? Because you talked about in your press release it increases the, you know, operating profit potential. Give us some rough idea of how this is, you know, extremely exciting to you?

Kenneth West:	Arvind, I really think it’s a little too premature to determine the relative magnitude of the improvement associated with this slate in the film financing.

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Moderator: Peter Cuneo

09-06-05/10:00 am CT

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As you mentioned, you know, we’re going to retain 100% of the merchandising surrounding these slates and the pictures associated with them.

So I think let’s let time progress a little more and we’ll be a little smarter then.

Arvind Bhatia:	Okay.

Peter Cuneo:	I think we’ll also be able to provide in our Analyst day a little more guidance for people on how to look at this, particularly when you’re modeling the future.

One of the reasons we’re reticent now is, you know, we simply - you know, the budgets for these films can vary dramatically of under $100 million to up to $165 million. You’re off - the ratings can be - there are no R-rated films here, but ratings – other ratings can have an impact on how the film does.

It’s just impossible to sit here today we think it’s obviously a substantial increase. Have to remember that we now get all - versus the deals that we have now, we get all of the profit, we get – we continue to get a producer’s fee or gross participation, and we get 100% of the merchandising.

So there are major changes in a lot of areas that are important.

Avi Arad:	Okay. Let me just jump in for a second.

The titles that you look at, the movies that we’re about to engage in making, they’re all there to support growth businesses. So in addition to the fact that obviously there’ll be box office advantages, but the whole idea behind these movies is still to support toys, licensing, videogames, publishing and so on.

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Moderator: Peter Cuneo

09-06-05/10:00 am CT

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So it probably will help you - each one of these titles is meant to be a franchise. Okay?

Arvind Bhatia:	Sure, great. That’s helpful, thank you.

Operator:	And our next question comes from the line of Anthony DiClemente of Lehman Brothers.

Please proceed with your question.

Anthony

DiClemente:	Hi, thank you, two quick questions.

There’s some language in the press release about the profits of these films being restricted until the release of the third film. I was just wondering, Ken, if you could just talk about the accounting around that? Does the cash profit theoretically go into a deferred asset account, how does that work its way through the P&L?

And then secondly, I just have a separate question on your 2005 guidance. As we get into the back half of the year, do you at this juncture remain comfortable with your Fantastic 4 licensing and toy revenues specifically the toy sales guidance of $80 million?

Thank you.

Kenneth West:

Anthony, with respect to the profit restriction as was included in the press release, the only impact is that, well number one, we’ll have the same profit revenue recognition. If the movies and the slates that are released are profitable, the profits will roll down into our consolidated results. The cash

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Moderator: Peter Cuneo

09-06-05/10:00 am CT

Confirmation #21260329

restriction however, the cash associated with those maybe restricted, they’ll be disclosed as restricted but it’s not deferred revenue, revenue will be earned when it’s earned.

And as far as - commenting on the remainder of the year on Fantastic 4 toy sales, licensing, and the rest, that will be reflected in our comments on releasing third quarter numbers approximately seven weeks from now.

Anthony

DiClemente:	Okay. But, do you want to comment on your ‘05 guidance today at all to reaffirm it?

Peter Cuneo:	Well we just commented that we lowered guidance for the year for the effects of the film slate. So we have commented on guidance.

Anthony

DiClemente:	Okay. I meant the toy sales guidance.

Peter Cuneo:	No, we’re not prepared today to go into the details. This particular call was designed specifically to talk about what is a very – a terrific deal for us but also somewhat complex.

Anthony

DiClemente:	Okay, thank you.

Peter Cuneo:	It’s about the film slate deal. Thank you.

Operator:	And we have a follow-up question from the line of Gordon Hodge of Thomas Weisel Partners.

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Moderator: Peter Cuneo

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Please proceed with your question.

Gordon Hodge:	Hi, Yeah, sorry. The - I think I may have misheard. Were you to draw on the mezzanine portion first or the senior portion first?

Kenneth West:	All advances will first come from the mezzanine until capped out at the 60 million and then subsequent borrowings against the senior debt.

Gordon Hodge:	Okay, great.

And then the merchandise rights that you retained 100% of, I assume that’s - so that’s completely outside the MVL Film Finance business. That would be Marvel Entertainment.

Kenneth West:	Correct. That would be among the core business of Marvel totally unrelated to this film structure.

Gordon Hodge:	So just like you do with the other studios only you just get 100% of it.

Kenneth West	Absolutely. There are no restrictions associated with our licensing and that’s why we refer to it as 100% to be retained by Marvel.

Gordon Hodge:	Oh, yup, great. Okay, thank you.

Kenneth West:	Sure.

Operator:	And gentlemen, I’ll turn the conference back to you. Please continue with your presentation or your closing remarks.

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Moderator: Peter Cuneo

09-06-05/10:00 am CT

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Peter Cuneo:

Well thank you everyone very much for getting on the phone with us on short notice. We’d like to thank you for participating in today’s call. We’re obviously very excited about this new initiative. It’s a watershed event in our corporate history, and it certainly opens substantial new revenue and profit opportunity for the company.

We look forward to reporting to you on the progress of Marvel Entertainment, Inc. in future calls.

Thank you again.

Operator:	And ladies and gentlemen, that does conclude the conference call for today. We want to thank you for your participation and ask that you please disconnect your line.

Thank you.

END